UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

January 17, 2012

AGY HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	335-150749	20-0420637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2556 Wagener Road Aiken, South Carolina	29801
(Address of principal executive offices)	(Zip Code)

(888) 434-0945

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2012, AGY Holding Corp. (the “Company”) and its parent, KAGY Holding Company, Inc. (“KAGY”) entered into an employment agreement with Drew Walker, whose promotion to President of the Company and election to the Company’s Board of Directors effective as of December 20, 2011 was previously reported in the Company’s Form 8-K filed on December 27, 2011.

Under the terms of his employment agreement, Mr. Walker’s annual base salary will be $350,000 and he will be eligible to receive a target annual bonus equal to 100% of annual base salary, subject to performance targets and the provisions of a management incentive plan. Mr. Walker will also be granted an option to acquire 280,000 shares of KAGY’s common stock, subject to a four-year vesting schedule. In addition, the portion of Mr. Walker’s existing option award granted in 2006 that is unvested (representing an option to purchase 40,000 shares of KAGY common stock) has been accelerated such that Mr. Walker is fully vested in his option to purchase 120,000 shares of KAGY common stock that was granted in 2006. Mr. Walker will be entitled to participate in employee benefit plans for executives of the Company generally and will remain eligible for participation in the Company’s severance plan, which provides for severance under certain circumstances. Mr. Walker will receive monthly apartment and car allowances and will be reimbursed for reasonable and necessary business expenses. In addition, Mr. Walker will be subject to certain non-compensation and non-solicitation restrictions following the termination of his employment as provided for in the employment agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGY HOLDING CORP.

Date: January 20, 2012	By:	/s/ C. Steven Smoot
Name: C. Steven Smoot
Title: Chief Financial Officer